Exhibit 99.1
NEWS RELEASE
UROPLASTY HIGHLIGHTS CLINICAL RESULTS FROM A STUDY OF THE URGENT® PC NEUROMODULATION SYSTEM
Leading Urologist Presents OrBIT Study Results Comparing
Percutaneous Tibial Nerve Stimulation with Pharmaceutical Therapy at the 2008 American Urological Association Annual Meeting
MINNEAPOLIS, MN, May 21, 2008 – Uroplasty, Inc. (AMEX: UPI), a medical device company that develops, manufactures and markets innovative proprietary products for the treatment of voiding dysfunction, today highlighted results from the OrBIT trial of its Urgent® PC System. The Urgent PC System is a proprietary, minimally invasive percutaneous tibial nerve stimulation (PTNS) device designed for office-based treatment of urinary urgency, urinary frequency and urge incontinence, symptoms often associated with overactive bladder (OAB). Dr. Kenneth M. Peters, Chairman of the Department of Urology at Beaumont Hospital in Royal Oak, Michigan, leads the OrBIT (OveRactive Bladder Innovative Therapy) multi-center trial and presented the comparative study’s results today at the 2008 American Urological Association (AUA) Annual Meeting, being held in Orlando, Florida.
The results confirm that Urgent PC’s PTNS reduces the incidence of voiding episodes at a rate comparable to tolterodine LA, known by the trade name Detrol® LA (Pfizer), the leading pharmaceutical therapy for OAB. Highlights from the study include:
•	80% of PTNS patients considered themselves cured or improved, while 55% of tolterodine LA patients considered themselves cured or improved.

•	Physicians considered 80% of PTNS patients cured or improved, compared with 61% of tolterodine LA patients.

•	The frequency of voiding episodes was reduced in 73% of PTNS patients versus 74% of tolterodine LA patients.

•	No serious adverse events were associated with either treatment. For PTNS, 18.4% of patients reported at least one adverse event related to treatment; 24.5% of patients in the tolterodine LA arm reported at least one adverse event. Constipation and dry mouth were reported less often in the PTNS arm compared to the tolterodine LA arm.
“PTNS provides comparable effectiveness to pharmaceuticals and may be considered an alternative to pharmacologic therapy for the treatment of OAB,” Dr. Peters concluded.
In an oral presentation, “A Randomized Multi-center Study Comparing Percutaneous Tibial Nerve Stimulation with Pharmaceutical Therapy for the Treatment of Overactive Bladder,” Dr.

Peters presented results from a study of 100 patients conducted in 11 U.S. centers. These patients were randomized to either PTNS treatment with the Urgent PC, or to tolterodine LA. All patients in the study were diagnosed with urinary frequency at eight or more voids per day. Patients randomized into the PTNS treatment were treated weekly for 12 consecutive weeks, while patients randomized into the pharmacologic therapy were given a 90-day prescription for 4 mg daily. All patients completed voiding and bladder control diaries and questionnaires at baseline and after their 12-week follow-up.
“These results demonstrate that the Urgent PC is an effective and viable non-drug option for treating the urinary symptoms often associated with overactive bladder,” said Dave Kaysen, President and Chief Executive Officer of Uroplasty, Inc. “Leading urologists across the country have been adding PTNS to their armamentarium for OAB treatment, reporting excellent outcomes and high patient satisfaction. We are delighted to have the OrBIT results validate Urgent PC’s effectiveness compared to drugs and minimal side effects and expect that adoption will continue to improve, especially as additional clinical evidence emerges.”
For more information about the Urgent® PC Neuromodulation System, please call 866-277-0466 or visit www.uroplasty.com.
About the Urgent PC Neuromodulation System
The Urgent PC neuromodulation system is a proprietary, minimally invasive nerve stimulation device designed for office-based treatment of urge incontinence, urinary urgency and urinary frequency, symptoms often associated with overactive bladder. Application of neuromodulation therapy targets specific nerve tissue and disrupts the signals that lead to these symptoms. Uroplasty sells the Urgent PC system in the United States, Canada, and countries recognizing the CE mark. Outside of the United States, Urgent PC is also indicated for the treatment of fecal incontinence.
About Uroplasty, Inc.
Uroplasty, Inc., headquartered in Minnetonka, Minnesota, with wholly owned subsidiaries in The Netherlands and the United Kingdom, is a medical device company that develops, manufactures and markets innovative proprietary products for the treatment of voiding dysfunctions. Our primary focus is the commercialization of our Urgent PC system, which we believe is the only FDA-approved non-surgical neurostimulation therapy for the treatment of urinary urgency, urinary frequency and urge incontinence, symptoms often associated with a diagnosis of overactive bladder (OAB). We also offer Macroplastique® Implants, an injectable, minimally invasive urethral bulking agent for the treatment of adult female stress urinary incontinence. Please visit Uroplasty, Inc. at www.uroplasty.com.
For Further Information:

Uroplasty, Inc.	EVC Group
David Kaysen, President and CEO, or	Doug Sherk/Matt Selinger (Investors)
Medi Jiwani, Vice President, CFO, and Treasurer,	415.896.6820
952.426.6140	Chris Gale (Media)
646.201.5431
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